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NEWS RELEASE
For Immediate Release
October 9, 1996

Contact: Monica Williamson
Phoenix Network Investor Relations
(800) 448-0804



                     PHOENIX NETWORK ACQUIRES AMERICONNECT

OCTOBER 9, 1996 - GOLDEN, COLORADO - Phoenix Network (AMEX: PHX) announced today that it has acquired AmeriConnect (NASDAQ:AMCT), an Overland Park, Kansas based reseller of long distance services. Under the terms of the agreement, Phoenix issued approximately 2,664,000 shares of common stock in exchange for all of the shares of capital stock held by AmeriConnect stockholders. Each share of AmeriConnect stock is exchangeable for approximately .3605 shares of Phoenix common stock. For accounting purposes, the transaction will be treated as a pooling of interests. The acquisition of AmeriConnect is expected to increase Phoenix's annual revenues by over $17,000,000, or 19%, based on Phoenix's current run rate of $90,000,000 and it will add approximately 6,500 customers to Phoenix's customer base.

Phoenix Network, Inc. is one of the nation's oldest and largest publicly-traded long distance resellers. In addition to its core long distance offerings, Phoenix provides Internet access, international call-back, conference calling, travel cards, debit cards, custom invoices, management reports, and a variety of other products and services. Phoenix Network's World Wide Web address is
<http://www.phoenixnet.com>.

This news release contains forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by some of the statements made above. Among these are fluctuations in quarterly performance, competition in the long distance market, timing and customer acceptance of new services and products, and changes in general economic conditions. Additional information concerning these and other risks is listed from time to time in the Company's Securities and Exchange Commission reports, which include the report on Form 10-Q for the quarter ended June 30, 1996. Actual results my differ materially.